Exhibit 1


                                MERGER AGREEMENT


                                      among


                             JUST KIDDIE RIDES, INC.

                                     Target,


                                 GERARD A. REDA,

                               Target Shareholder,


                         JUST KIDDIE ACQUISITION CORP.,

                                   Merger Sub,


                                       and


                               CHILDROBICS, INC.,

                                     Parent.



                         Dated as of September 30, 1996

                                TABLE OF CONTENTS

Section                             Title                               Page


1. Merger................................................................ 2

2. Closing Date and Effective Time....................................... 2

3. Effect of Merger...................................................... 3

4. Subsequent Actions.................................................... 3

5. Certificates of Incorporation; By-Laws; Directors and Officers........ 3

6. Conversion of Securities.............................................. 4

7. Surrender of Shares; Stock Transfer Books............................. 5

8. Trade Secrets; NonCompetition......................................... 6

9. Representations and Warranties of Target and Target Shareholder....... 8
   9.1      Organization................................................. 8
   9.2      Capitalization............................................... 8
   9.3      Options...................................................... 9
   9.4      Title to the Outstanding Shares.............................. 9
   9.5      Power and Capacity.......................................... 10
   9.6      Freedom to Contract......................................... 11
   9.7      Subsidiaries and Affiliates................................. 12
   9.8      Charter and Organizational Documents........................ 12
   9.9      Financial Statements........................................ 12
   9.10     Absence of Undisclosed Liabilities.......................... 14
   9.11     Title to Properties......................................... 14
   9.12     Real Property............................................... 15
   9.13     Machinery and Equipment..................................... 15
   9.14     Inventory................................................... 15
   9.15     Leases...................................................... 15
   9.16     Copyrights and Trademarks................................... 15
   9.17     Contracts................................................... 16
   9.18     Absence of Default.......................................... 18
   9.19     Insurance................................................... 18
   9.20     Third Party Options......................................... 19
   9.21     Distributions, Satisfactions, Obligations................... 19
   9.22     Capital Expenditures........................................ 20
   9.23     Litigation.................................................. 20

    9.24    Compliance with Law......................................... 21
    9.25    Transactions with Affiliates................................ 21
    9.26    Prohibited Payments......................................... 22
    9.27    Tax Matters................................................. 22
    9.28    Employee Benefit Plans...................................... 25
    9.29    Executive Employees......................................... 28
    9.30    Employees................................................... 28
    9.31    Environmental Laws.......................................... 29
    9.32    Bank Accounts, Letters of Credit and Powers of Attorney..... 30
    9.33    Accounts and Notes Receivable............................... 31
    9.34    Minute Books................................................ 31
    9.35    Full Disclosure............................................. 31

10. Representations and Warranties of Merger Sub and Parent............. 32
    10.1    Organization................................................ 32
    10.2    Authorization............................................... 32
    10.3    Freedom to Contract......................................... 32
    10.4    Litigation.................................................. 33
    10.5    Investment.................................................. 33
    10.6    Shares of Childrobics....................................... 34

11. Covenants........................................................... 34
    11.1    Access...................................................... 34
    11.2    Personal Guarantees......................................... 35

12. Covenants........................................................... 35
    12.1    Access...................................................... 35

13. Documents to be delivered by Target at the Closing.................. 36
    13.1    Officers' Certificates...................................... 36
    13.2    Secretary's Certificates.................................... 36
    13.3    Notifications and Consents.................................. 36

14. Documents to be delivered by Merger Sub and/or Parent............... 36
    14.1    Officers' Certificates...................................... 36
    14.2    Secretary's Certificates.................................... 37
    14.3    Promissory Note............................................. 37

15. Cooperation......................................................... 37
    15.1    Further Assurances.......................................... 37

16. Indemnification......................................................38
    16.1    Indemnification by Target Shareholder....................... 38
    16.2    Indemnification by Target................................... 38
    16.3    Indemnification by Merger Sub and Parent.................... 39
    16.4    Period of Indemnity......................................... 39

Section  Title
     Page

    16.5    Notice to the Indemnitor.................................... 40
    16.6    Rights of Parties to Settle or Defend....................... 40
    16.7    Settlement Proposals........................................ 41
    16.8    Reimbursement............................................... 41

17. Survival of Representations and Warranties.......................... 42

18. Additional Covenants................................................ 42
    18.1    Expenses.................................................... 42
    18.2    Press Releases.............................................. 42
    18.3    Allocation of Purchase Price................................ 43

19. Contents of Agreement; Parties In Interest; etc..................... 43

20. Assignment and Binding Effect....................................... 43

21. Waiver.............................................................. 43

22. Termination......................................................... 43

23. Notices............................................................. 44

24. Governing Law....................................................... 45

25. No Benefit to Others................................................ 45

26. Section Headings.................................................... 45

27. Schedules and Exhibits.............................................. 45

28. Counterparts........................................................ 45

                                MERGER AGREEMENT

         AGREEMENT made as of this 30th day of September, 1996, by and among JUST KIDDIE ACQUISITION CORP., a New York corporation, with offices at 200 Smith Street, Farmingdale, New York 11735 ("Merger Sub"), CHILDROBICS, INC., the holder of all of the outstanding stock of Merger Sub, with offices at 200 Smith Street, Farmingdale, New York 11735 ("Parent"), JUST KIDDIE RIDES, INC., a New York corporation, with offices at 122 Dubon Court, Farmingdale, New York 11735 (the "Target"), and Gerard A. Reda, residing at 15 Greenwood Lane, St. James, New York 11780 (the "Target Shareholder").

                              W I T N E S S E T H :

         WHEREAS, Target is engaged in the business of supplying and operating coin-operated children's rides; and

         WHEREAS, Parent is engaged in the business of, among other things, supplying and operating coin-operated children's rides; and

         WHEREAS, the board of directors of Merger Sub, Parent and Target have each determined that is in the best interest of their respective shareholders to effect a merger of Target with and into Merger Sub (the "Merger") whereby all of the issued and outstanding shares of common stock, without par value per share, of Target (the "Target Common Stock") will be exchanged for, a promissory note in the amount of $750,000 and 5,000,000 shares of common stock, par value $.01 per share, of Parent (the "Parent Common Stock"), upon the terms and condition set forth herein; and

         WHEREAS, each of the board of directors of Merger Sub, Parent and Target have approved the Merger in accordance with the New York Business Corporation Law (the "BCL") and upon the terms and condition set forth herein; and

         WHEREAS, Target Shareholder is the beneficial owner of 170 shares of Target Common Stock and desires to exchange such shares in the Merger; and

         WHEREAS, the parties hereto desire to enter into the Merger in accordance with the terms hereof.

         NOW, THEREFORE, in consideration of the foregoing and of the respective promises, representations, warranties and covenants herein contained, the parties hereto do hereby agree as follows:

         1. Merger. The Merger will occur upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the BCL, on the Closing Date (as defined below). Following the Merger, Merger Sub shall continue as the surviving corporation (the "Surviving Corporation") under the name "Just Kiddie Rides, Inc." and shall continue its existence under the laws of the State of New York, and the separate existence of Target shall cease.

         2.    Closing Date and Effective Time. The Closing of the Merger
(the "Closing") shall occur on the date of this Agreement at 10:00 a.m. at the offices of Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York (the "Closing Date"). As promptly as practicable after the Closing Date, Merger Sub and Target shall cause the Merger to be consummated by the filing a Certificate of Merger with the Secretary of State of New York in the form attached hereto as Exhibit A and executed in accordance with the relevant provisions of the BCL (the time of such filing being the "Effective Time").

         3. Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided for in the applicable provisions of the BCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Merger Sub and Target shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and Target shall become the debts, liabilities and duties of the Surviving Corporation.

         4. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Merger Sub or Target acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either Merger Sub or Target, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

         5.       Certificates of Incorporation; By-Laws; Directors and
Officers.

                  (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation.

                  (b) At the Effective Time, the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws, of the Surviving Corporation until thereafter amended as provided by law, Certificate of Incorporation of the Surviving Corporation and such by-laws.

                  (c) At the Effective Time, Target Shareholder will be the initial director of the Surviving Corporation and will serve as Chairman of the board of directors of the Surviving Corporation. In addition, as of the Effective Time, Mr. Reda will be the President and Chief Executive Officer of the Surviving Corporation. If, at the Effective Time, a vacancy shall exist on the board of directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law, the Certificate of Incorporation of the Surviving Corporation and the By-Laws of the Surviving Corporation.

          6.      Conversion of Securities.

                  (a) At the Effective Time, by virtue of the Merger and without any action on the part of any of Merger Sub, Target or the holder of any securities of Target or Merger Sub the following shall occur:

                           (i) each share of Target Common Stock issued and
outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to have each share of Target Common Stock be converted into the right to receive the Merger Consideration (as defined below) upon surrender of the certificate representing such share of Target Common Stock; and

                           (ii) all shares of Target Common Stock which
immediately prior to the Effective time are held directly by Target, in its treasury, shall be cancelled and retired and shall cease to exist, and no capital stock of Parent or other consideration shall be delivered with respect thereto.

                           (iii) each share of Merger Sub common stock issued
and outstanding immediately prior to the Effective Time shall hereafter represent one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of Surviving Corporation and each certificate evidencing ownership of any such shares shall continue to evidence ownership of the same number and kind of shares of the Surviving Corporation.

                  (b) The "Merger Consideration" to be paid by Parent for the shares of Target Common Stock in accordance with the Merger shall, subject solely to the adjustment as hereinafter provided for, be paid as follows:

                           (i) delivery to the shareholders of Target of an
aggregate of 5,000,000 shares of Parent Common Stock; and

                           (ii) delivery to the shareholders of Target of an
aggregate $750,000 shall be delivered within five years following the Closing which shall be payable in the form of notes attached hereto as Exhibit B (the "Note"), to be executed by Parent payable to the order of the shareholders of Target at the Closing, which Notes shall be due five years after the Closing, provided that Parent shall be required to prepay such Notes under certain circumstances described therein.

            7.    Surrender of Shares; Stock Transfer Books.

                  (a) If delivery of the Merger Consideration in respect of cancelled shares of Target Common Stock is to be made to a person other than the person in whose name a surrendered certificate or instrument is registered, it shall be a condition to such delivery that the certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of Merger Sub that all transfer tax either has been paid or is not payable.

                  (b) If, after the Effective Time, certificates for Target Common Stock are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration as provided for in Section 6 above. No interest will be paid or accrued on the unpaid dividends and distributions, if any, payable to the holders of Target Common Stock.

            8.    Trade Secrets; Non-Competition.

                  (a) In consideration of $250,000 payable at the Closing, Target Shareholder shall not at any time hereafter, use for his own benefit, or divulge to any other person, firm or corporation, any confidential information or trade secrets which Merger Sub or Parent may have imparted to Target Shareholder, and upon the consummation of the transactions contemplated hereby, Target Shareholder will deliver to Merger Sub and Parent all lists of customers, books, records and all other property constituting confidential information belonging to Merger Sub or Parent provided, however, that the restrictions of this Section 8(a) shall not extend to any confidential information which, at the time such information was disclosed to Target Shareholder (a "Disclosing Party"), was in the public domain or thereafter entered the public domain other than through disclosure by such Disclosing Party or was or becomes readily ascertainable from public sources. If at any time the Disclosing Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas or similar legal process) to disclose any such information, the Disclosing Party (to the extent reasonably practical) shall notify Merger Sub and Parent immediately and shall refrain from making such disclosure so that Merger Sub or Parent may, at its own expense, seek an appropriate protective order and/or waive compliance with the provisions hereof. If, in the absence of a protective order or the receipt of a waiver hereunder, in the reasonable opinion of the relevant Disclosing Party's counsel, the Disclosing Party is compelled to disclose such information to any tribunal or any governmental agency to avoid being liable for contempt or suffering any other penalty, the Disclosing Party may disclose such information to such tribunal or agency without liability hereunder; provided, however, that the Disclosing Party gives Merger Sub prompt notice of such decision. Target shall use its best efforts to prevent the respective directors and officers of Target from violating the provisions of this Section 8(a).

                  (b) Target Shareholder shall not, for a period of six (6) years following the Closing Date, in any matter directly or indirectly, engage in any business which directly competes with the business in which Merger Sub, any subsidiary of Parent, or Parent is presently engaged and Target Shareholder will not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by, or connected in any manner with, any corporation, firm or business that is so engaged; provided, however, that nothing herein contained shall prohibit him from owning not more than 5% of the outstanding stock of any publicly held corporation.

                  (c) Target Shareholder shall not, at any time during the period of six (6) years following the Closing Date, solicit, employ or retain, or otherwise participate in the employment or retention of, in any capacity, any employee or consultant (where, if such consultant were so employed or retained, Merger Sub, any subsidiary of Parent or Parent would be put at a competitive disadvantage) currently paid by Target, any subsidiary of Parent, or Parent.

                  (d) Target Shareholder acknowledges that a violation of the foregoing covenants of this Section 8 may cause irreparable injury to Merger Sub, the subsidiaries of Parent, and Parent and that Merger Sub, the subsidiaries of Parent, and Parent will be entitled, in addition to any other rights and remedies they may have, to injunctive relief.

                  (e) In the event the covenants contained in this Section 8 should be held by any court or other constituted legal authority to be void or otherwise unenforceable in any particular jurisdiction or with respect to any particular activity, then Sellers and Merger Sub shall consider this Section 8 to be amended and modified so as to eliminate therefrom that particular jurisdiction or activity as to which such covenants are so held to be void or otherwise unenforceable, and, as to all other jurisdictions and activities covered hereby, the terms and provisions hereof shall remain in full force and effect.
                  Target and Target Shareholder acknowledge that the Merger Consideration to be paid to the shareholders of Target by Merger Sub for the covenants set forth in this Section 8 on the Closing Date pursuant to the terms of Section 6 hereof constitutes good and valid consideration for such covenants.

             9. Representations and Warranties of Target and Target Shareholder. Target and Target Shareholder represent and warrant to Merger Sub and Parent as follows:

                  9.1 Organization. Target is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority and all necessary licenses and permits to carry on its business as it has been and is now being conducted and to own, lease and operate the properties used in connection therewith. Target is duly qualified or licensed and in good standing to do business in each jurisdiction where the conduct of its business or the ownership, leasing or operation of its properties requires such qualification or licensing, except where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, would not have a material adverse effect on the business of Target.

                  9.2 Capitalization. The total authorized capital stock of Target consists of 200 shares of Target Common Stock, of which 200 shares of Target Common Stock are issued and outstanding. All of the outstanding shares of Target Common Stock have been duly and validly authorized and issued and are fully paid, nonassessable and free of preemptive rights with no liability attaching to the ownership thereof. None of the outstanding shares of Target Common Stock have been issued in violation of the preemptive rights of any shareholder of Target. All of the outstanding shares of Target Common Stock were issued in compliance with all applicable federal and state securities laws and regulations.

                  9.3 Options. There are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever granting to any person or entity any interest in or the right to purchase or otherwise acquire from Target, at any time, or upon the happening of any stated event, any securities of Target, whether or not presently issued or outstanding, nor are there any outstanding securities of Target or any other entity which are convertible into or exchangeable for shares or other securities of Target, nor are there any agreements, subscriptions, options, warrants, calls, commitments or rights of any kind whatsoever granting to any person or entity any interest in or the right to purchase or otherwise acquire from Target or any other entity any securities so convertible or exchangeable, nor are there any proxies, agreements or understandings with respect to the voting of the outstanding shares of Target Common Stock.

                  9.4 Title to the Outstanding Shares. Each of the shareholders of Target is the lawful recordholder and the beneficial owner of, and each shareholder of Target has good and marketable title to, the number of shares of Target Common Stock set forth opposite his name on Schedule 9.4 hereto. The outstanding shares of Target Common Stock are owned by the shareholders of Target free and clear of any and all liens, claims, charges, pledges, security interests, or other encumbrances of any nature whatsoever ("Liens"), and there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever granting to any person or entity any interest in or the right to purchase or otherwise acquire any of the outstanding shares of Target Common Stock from any of the shareholders of Target at any time, or upon the happening of any stated event.

                  9.5      Power and Capacity.

                           (a) Target has full right, power and capacity to
execute, deliver and perform this Agreement and all agreements and documents to be executed, delivered and performed in connection herewith and to perform all other transactions contemplated to be performed hereby. The execution and delivery of this Agreement (and the agreements contemplated hereby) and the consummation by Target of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents to be executed and delivered in connection herewith (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Target, enforceable against Target in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

                           (b) Target Shareholder has full right, power and
capacity to execute, deliver and perform this Agreement and all agreements and documents to be executed, delivered and performed in connection herewith and to perform all other transactions contemplated to be performed hereby. This Agreement constitutes, and all agreements and documents to be executed and delivered in connection herewith (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Target Shareholder, enforceable against Target Shareholder in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

                  9.6      Freedom to Contract.

                           (a) The execution and delivery of this Agreement by
Target does not, and the performance by Target of its obligations hereunder will not, (i) violate or conflict with any provision of the Certificates or Articles of Incorporation or By-Laws of Target or any amendments thereto or restatements thereof, (ii) violate any of the terms, conditions or provisions of any law, rule, regulation, order, writ, injunction, judgment or decree of any court, governmental authority, or regulatory agency, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, indenture, debenture, security agreement, trust agreement, lien, mortgage, lease agreement, license, franchise, permit, guaranty, joint venture agreement, or other agreement, instrument or obligation, oral or written, to which Target is a party (whether as an original party or as an assignee or successor) or by which it or any of its respective properties is bound. Except as set forth on
Schedule 9.6 hereto, no authorization, approval, order, license, permit, franchise or consent of any party, and no registration, declaration or filing with any court, governmental department, commission, authority, board, bureau, agency or other instrumentality, is required in connection with the execution, delivery and performance of this Agreement by Target and the consummation of the transactions contemplated hereby.

                           (b) The execution and delivery of this Agreement
by Target Shareholder does not, and the performance by Target Shareholder of its obligations hereunder will not, (i) violate any of the terms, conditions or provisions of any law, rule, regulation, order, writ, injunction, judgment or decree of any court, governmental authority, or regulatory agency, or (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, indenture, debenture, security agreement, trust agreement, lien, mortgage, lease agreement, license, franchise, permit, guaranty, joint venture agreement, or other agreement, instrument or obligation, oral or written, to which Target Shareholder is a party (whether as an original party or as an assignee or successor) or by which it or any of its respective properties is bound. Except as set forth on Schedule 9.6 hereto, no authorization, approval, order, license, permit, franchise or consent, and no registration, declaration or filing with any court, governmental department, commission, authority, board, bureau, agency or other instrumentality, is required in connection with the execution, delivery and performance of this Agreement by Target Shareholder and the consummation of the transactions contemplated hereby.

                  9.7 Subsidiaries and Affiliates. Target does not own, directly or indirectly any interest in any other entity.

                  9.8 Charter and Organizational Documents. Target has previously furnished Merger Sub and Parent with true and complete copies of the Certificates or Articles of Incorporation (or other charter documents) and By-Laws of Target.

                  9.9      Financial Statements.
                           (a) Target has previously furnished to Merger Sub
and Parent true and complete copies of the following financial statements of Target:

                               (i) unaudited balance sheets as of September
30, 1995 and 1994, each reviewed by Ernst & Young LLP, and unaudited balance sheets of Target as of June 30, 1996, prepared by management of Target (the unaudited consolidated balance sheet as of June 30, 1996, the "Target Balance Sheet"); and

                               (ii) unaudited statements of income, retained
earnings and cash flows for the fiscal years ended September 30, 1995 and 1994, each reviewed by Ernst & Young LLP, and unaudited statements of income, retained earnings and cash flow for the period ended June 30, 1996 prepared by management of Target.

                           (b) The foregoing financial statements were prepared
 in accordance with
generally accepted accounting principles applied on a basis consistent with that of preceding accounting periods (except as may be indicated therein or in the notes thereto). Such financial statements are correct and complete in all respects and are in accordance with the books and records of Target. As of the date hereof, all the accounts, books, ledgers and financial and other records of whatever kind of Target have been properly and accurately kept and are correct and complete in all respects and there are no inaccuracies or discrepancies contained or reflected therein. The financial statements fairly present the financial position of Target as of the dates thereof and the results of operations and changes in financial position of Target for each of the periods then ended.

                           (c) The accounts and other receivables as set forth
on Target Balance Sheet, or arising since the date thereof, have or shall have arisen in the ordinary course of the business of Target for goods sold and invoiced or services performed. All said receivables are collectible in amounts aggregating not less than the full recorded amounts thereof (less allowance for doubtful accounts set forth in the financial statements) and are subject to no offsets, except for normal trade discounts.

                           (d) The prepaid insurance, expenses and taxes as
set forth on the Target Balance Sheet, or arising since the date thereof, represent amounts of a benefit to future periods.

                           (e) Target Balance Sheet and the notes thereto,
correctly and completely set forth all known liabilities of Target as of the date thereof (i) pursuant to all Plans as that term is defined in Section 9.28, including all unfunded past service costs, (ii) pursuant to all bonus, incentive, compensation, insurance, deferred compensation, severance and other fringe benefit plans, contracts, agreements, arrangements and programs of any type coverage or form, including, without limitation, any employee welfare benefit program as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and (iii) for vacation pay and compensatory time.

                  9.10 Absence of Undisclosed Liabilities. There are no known liabilities or obligations (whether absolute, accrued, contingent or otherwise), except (i) liabilities, obligations or contingencies which are accrued or reserved against in the Target Balance Sheet, and (ii) normally recurring liabilities incurred after the date of Target Balance Sheet in the ordinary course of business and consistent with past practice.

                  9.11 Title to Properties. Target has good and marketable title to all properties and assets reflected on the Target Balance Sheet or acquired after the date thereof (except for properties and assets sold or otherwise disposed of in the ordinary course of business since the date of the Target Balance Sheet) in fee simple absolute (except for leasehold interests, in which event the entity directly holding such interest has a valid leasehold interest), subject only to (i) statutory

Liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not delinquent, (ii) with respect to personal property, the rights of customers of Target with respect to inventory or work in progress under orders or contracts entered into by Target in the ordinary course of business, (iii) Liens reflected on the Target Balance Sheet or notes thereto, (iv) Liens for taxes not yet delinquent, (v) Liens set forth in Schedule 9.11 hereto, (vi) Liens and defects in title that are immaterial and are not, individually or in the aggregate, material to the financial condition, operations or business of Target, and (vii) those dispositions of properties and assets not in the ordinary course of business since the Target Balance Sheet which are set forth on Schedule 9.11 hereto.

                  9.12 Real Property. Target has previously furnished to Merger Sub and Parent a correct and complete description of all land, buildings and structures owned beneficially or of record by Target and a list of all deeds, mortgages, surveys and title insurance policies relating to such real property. Target has heretofore delivered to Merger Sub and Parent copies of all written documents, instruments, deeds, mortgages, surveys, rights-of-way, easements, permits and other documents or agreements relating to such real property.

                  9.13 Machinery and Equipment. Target has previously furnished to Merger Sub and Parent a correct and complete list of each material item of machinery and equipment owned by Target. All such items are in good operating condition and repair, subject to normal wear and use, and are usable in the ordinary course of business conducted by Target.

                  9.14 Inventory. Target has previously furnished to Merger Sub a correct and complete description of all material classes of inventory items owned by Target. Except to the extent of the reserves for damaged, obsolescent and excess inventory all such items of inventory are usable in the ordinary course of business conducted by Target.

                  9.15 Leases. Target has previously furnished to Merger Sub and Parent a correct and complete list of all outstanding leases or licenses (whether written or oral) pursuant to which Target has (i) obtained the right to use or occupy any real or personal property under arrangements where the remaining obligation is more than $25,000, or (ii) granted to any other party the right to use any real or personal property described in Section 9.12,
9.13 or 9.14. Target has heretofore delivered to Merger Sub and Parent true, correct and complete copies of all such written leases and licenses described, together with all amendments thereto, and a description of the terms of each such oral agreement.

                  9.16 Copyrights and Trademarks. Target has previously furnished to Merger Sub and Parent a correct and complete list of all registered trademarks, trade names, service marks, patents and copyrights which Target owns or utilizes and all applications pending therefor, if any. As of the date of this Agreement, there are no pending, no threatened, interference or opposition actions or proceedings with respect to any such trademarks, trade names, service marks, patents or copyrights, and the use of any such trademarks, trade names, service marks, patents and copyrights does not infringe upon or conflict with, any trademark, trade name, patent, copyright, or other proprietary right of any other person. As of the date of this Agreement, no notice has been received of any claim of any such infringement upon, or conflict with, any trademark, trade name, patent, copyright or other proprietary right of any person. Target has heretofore delivered to Merger Sub and Parent true, correct and complete copies of all such documents.

                  9.17 Contracts. Target has previously furnished to Merger Sub and Parent a correct and complete list containing each:

                           (i)  contract or commitment to which Target is a
party not made in the ordinary course of business or continuing over a period of more than six months from the date hereof or exceeding $25,000 in value, other than contracts and commitments listed in any other schedule hereto;

                           (ii) contract with or commitment to employees,
advisors, consultants;

                           (iii) debt instrument, including, without
limitation, any loan agreements, promissory notes, security agreements or other evidences of indebtedness, where Target, is a lender or borrower, in a principal amount in excess of $25,000;

                           (iv) contract, commitment or arrangement restricting
Target, or any of its respective employees from engaging in business or from competing in any line of business with any other parties;

                           (v) contract, agreement or arrangement to which
Target, is a party (whether as an original party or an assignee or successor) for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other person or entity;

                           (vi) contract or commitment to which Target is a
party (whether as an original party or an assignee or successor) for any charitable or political contribution;

                           (vii) loan agreement, security agreement, note,
debenture, or other contract or commitment (except for this Agreement) limiting or restraining Target from declaring, setting aside, authorizing or making payment of any dividend or any distribution, whether in cash or property;

                           (viii) joint venture or partnership agreement to
which Target is, directly or indirectly, a party (whether as an original party or as an assignee or successor);

                           (ix) agreement or agreements to which Target is a
party (whether as an original party or as an assignee or successor) with respect to any assignment, discounting or reduction of any receivables, other than normal trade discounts, of Target;

                           (x) distributorship, sales agency, sales
representative or marketing agreement;

                           (xi) any license pursuant to which Target has any
liability or obligation or is receiving or will become entitled to receive any benefits in excess of $25,000 in value, and any permit pursuant to which Target currently operates its business; and

                           (xii) existing agreements, options, commitments or
rights with, to or in any third party to acquire any assets or properties, real, personal or mixed, or any interest therein, of Target, except for those contracts for the sale of inventory entered into in the ordinary course of business.

                  Target has heretofore delivered to Merger Sub and Parent true, correct and complete copies of all such documents.

                  9.18     Absence of Default.  Except as set forth in Schedule
9.18 annexed hereto, Target has complied with and performed all of its respective obligations required to be performed under all material contracts, agreements and leases to which any of Target is a party (whether as an original party or as an assignee or successor) as of the date hereof, and is not in default in any material respect under any contract, agreement, lease, undertaking, commitment or other obligation; and no event has occurred which, with or without the giving of notice, lapse of time or both, would constitute a default thereunder in any material respect. Target has no knowledge that any party has failed to comply with or perform all of its obligations required to be performed under any material contract, agreement or lease to which Target is a party (whether as an original party or as an assignee or successor) as of the date hereof, or that any event has occurred which, with or without the giving of notice, lapse of time or both, would constitute a default by such party thereunder. In addition, except as disclosed in Schedule 9.18, Target has (i) no reason to believe that the products and services called for by an unfinished contract having material value cannot be supplied by or to Target as the case may be, in accordance with the time specifications of such contract, and (ii) no knowledge of any facts or circumstances which make a default by any party to any material contract or obligation likely to occur subsequent to the date hereof.

                  9.19 Insurance. Target maintains insurance coverages on its structures, facilities, fixtures, machinery, equipment, motor vehicles, inventory and other properties and assets and with respect to its employees and operations, covering risks which are prudently insured against by similar businesses. Target has previously furnished to Merger Sub and Parent a correct and complete description of all such policies or binders of insurance held by or on behalf of Target or any of its properties or assets (specifying the insurer, the amount of the coverage, the type of insurance, the risks insured, the expiration date, the policy number, the premium and any agent or broker). Except as may otherwise have been disclosed to Merger Sub and Parent in writing (i) no notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, any such policy or binder has been received by Target from January 1, 1994 to the date hereof, and (ii) Target has no knowledge of any state of facts or the occurrence of any event which reasonably might form the basis of any claim against or relating to its businesses or operations or any of its assets or properties which are covered by any of such policies or binders which might substantially increase the insurance premiums payable under any such policy or binder. Target has previously furnished to Merger Sub and Parent a correct and complete description of all outstanding performance bonds which have been delivered to any person in connection with the business and operations of Target.

                  9.20 Third Party Options. There are no existing agreements, options, commitments or rights with, to or in any third party to acquire any assets or properties, real, personal or mixed, or any interest therein, of Target, except for those contracts entered into by any of it in the ordinary course of business.

                  9.21 Distributions, Satisfactions, Obligations. Since the Target Balance Sheet, Target has not:

                           (i) issued any stock, bonds or other corporate
securities;

                           (ii) incurred any obligations or liabilities for
money borrowed;

                           (iii) incurred any material obligations or
liabilities, absolute or contingent;

                           (iv) discharged or satisfied any lien, encumbrance
or obligation, or paid any material liabilities, absolute or contingent, other than in the ordinary course of business;

                           (v) declared or made any dividend payment or
distribution to any shareholder of Target;
                           (vi) purchased or redeemed any shares of the capital
 stock of Target;

                           (vii) mortgaged or pledged or subjected to lien,
charge or other encumbrance, any of its material assets, tangible or intangible;

                           (viii) sold, transferred or disposed of any of its
assets except assets used or consumed in the ordinary course of business and obsolete equipment and equipment which has been replaced in the ordinary course of business;

                           (ix) suffered any material adverse change, material
damage, disruption of business or losses, whether covered by insurance or not, or waived any rights of substantial value;

                           (x) increased compensation payable to or to become
payable by Target to any of its employees whose salary (inclusive of bonus) is expected to exceed $50,000 in 1996, except as may be granted in the ordinary course of business to an employee on the anniversary date of his employment, or upon his annual award date, and which does not exceed
10% of the base salary of such employee;

                           (xi) incurred any liabilities or obligations or
entered into any contracts or other arrangements involving Target or any of Target's affiliates; or

                           (xii) operated its business in any way other than
in the ordinary course.

                  9.22 Capital Expenditures. Target has not made or budgeted for any capital expenditures or commitments, whether or not contracted for, in an aggregate amount exceeding $10,000.

                  9.23 Litigation. Except as set forth in Schedule 9.23 hereto, as of the date hereof, there are no actions, suits, material labor disputes or arbitrations, legal or administrative proceedings or investigations pending against Target and no actions, suits, material labor disputes or arbitrations, legal or administrative proceedings or investigations are contemplated or threatened against Target or any of its assets, properties or businesses, nor is there any basis for any such action or for any governmental investigation relating to Target or its properties or businesses. Neither Target nor its assets, properties or business, is subject to any judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal.

                  9.24     Compliance with Law.

                           (a)  Target:

                                (i) has complied with each, and is not in
violation of any, law, ordinance or governmental rule or regulation to which it or its business is subject, and

                                (ii) has not failed to obtain any license,
permit, certificate or other governmental authorization or inspection necessary to the ownership or use of its assets and properties or to the conduct of its business, which, in the event of any noncompliance, violation or failure to obtain, as the case may be, would have a material adverse effect on the business, operations, prospects, properties, assets or condition (financial or otherwise) of Target.

                           (b) Except as set forth in Schedule 9.24 hereto,
Target has not received any claim or notice of any violation, within the past three years, of any building, zoning, fire, health or employment laws, ordinances, rules or regulations relating to the properties, premises, business or employees of Target, which in the event of any non-compliance or violation would have a material adverse effect on the business, operations, prospects, properties, assets or condition (financial or otherwise) of Target.

                  9.25 Transactions with Affiliates. None of shareholders of Target or any current director or officer of Target controls or during the last three years has controlled, directly or indirectly, any business, corporate or otherwise, which is or was a party to any agreement, business arrangement or course of dealing with Target or any property or asset which was the subject of any agreement, business arrangement or course of dealing with Target.

                  9.26 Prohibited Payments. Neither the shareholders of Target nor, any of their respective officers, directors, employees, agents or affiliates has offered, paid, or agreed to pay to any person or entity, including any governmental official, or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of obtaining or maintaining business for Target or otherwise affecting the business, operations, prospects, properties, or condition (financial or otherwise) of Target and which is or was in violation of any ordinance, regulation or law, or not properly and correctly recorded or disclosed on the books and records of Target. Target has not engaged in any transaction, maintained any bank account or used any other funds except for transactions, bank accounts and funds which have been and are properly and correctly reflected in the normally maintained books and records of Target.

                  9.27     Tax Matters.

                           (a) Target and has filed or will file all required
federal, state, county, local, foreign and other tax returns and reports including without limitation income tax, estimated tax, excise tax, sales tax, gross receipts tax, franchise tax, employment and payroll-related tax, property tax and import tax returns and reports, whether or not measured in whole or in part by net income, within the prescribed period or any extension thereof for all periods to the Closing Date. Target, has paid or, will pay all taxes shown to be due or which become due on such returns and reports pursuant to any assessment, deficiency notice, 30-day letter or similar notice, including interest and penalties with respect thereto, to the Closing Date. The liabilities for taxes on the Target Balance Sheet are sufficient for the payment of all taxes, fees, charges, penalties and interest attributable to all periods through the date hereof and include adequate provision for all deferred taxes in accordance with generally accepted accounting principles. There are no tax Liens upon any property of Target except for Liens for current taxes not yet due. All amounts required to be withheld by Target from employees for income taxes, social security and other payroll taxes have been collected and withheld, and either paid to the respective governmental agencies, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books and records of the employer. For the purpose of this Agreement, unless otherwise expressly provided, the term "tax" shall include all federal, state, local and foreign taxes or assessments, including any interest or penalties applicable thereto.

                           (b) The federal income tax returns of Target have
been audited by the Internal Revenue Service (the "IRS") or the period during which any assessments may be made has expired without waiver or extension, for all periods to and including the year ended 1995. Except as set forth on Schedule 9.27 hereto, all federal income tax deficiencies asserted in writing as a result of such examinations have been paid or finally settled and no issue has been raised by the IRS in any such examination which, if raised with regard to any other period not so examined, could reasonably be expected to result in a proposed federal income tax deficiency for such other period. Further, no written notice has been received by Target and no state of facts exists or has existed which would constitute grounds for the assessment of any federal income tax liability against Target with respect to the periods which have not been audited by the IRS. Except as set forth in Schedule 9.27, none of the state, local or foreign income or franchise tax returns of Target has been audited by any governmental agency within the past five years.

                           (c) Except as set forth on Schedule 9.27, Target is
not a party to any pending action by any governmental authority for assessment or collection of taxes, or party to any dispute or threatened dispute in which an adverse determination would have an adverse effect on the business, operations, properties, or financial condition of Target and no claim for assessment or collection of taxes has been made upon Target, nor is there any basis for such action or claim.

                           (d) Target is not liable for any "accumulated
earnings" penalty tax, as provided in Section 531 of the Internal Revenue Code of 1986, as amended (the "Code"). Target is not liable for any "personal holding company" penalty tax, as provided in Section 541 of the Code.

                           (e) Target has not, with regard to any assets or
property held, acquired or to be acquired, filed a consent to the application of Section 341(f)(2) of the Code.

                           (f) Target has not agreed or is not required to make
any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

                           (g) Target is not liable for "back-up withholding"
taxes, as provided in Section 3406 of the Code or other withholding taxes as provided in Section 1461 of the Code.

                           (h) Target has previously furnished to Merger Sub
and Parent a correct and complete list of:

                               (i) all federal, state, local and foreign income
and franchise tax returns and reports filed by Target within the past five years;

                               (ii) all federal, state, local and foreign taxes
to which Target is subject with respect to its business, assets or income, showing the name of the taxing authority, the assessment date, and the date on which the return is required to be filed; and

                               (iii) all currently effective or proposed
agreements, consents, elections and waivers filed or made with federal, state, local or foreign taxing authorities relating to Target.

         Target has heretofore delivered to Merger Sub and Parent true, correct and complete copies of all federal, state, local and foreign income tax returns filed within the past 2 years referred to in this Section 9.27, and have made available to Merger Sub and Parent access to all other income tax returns.

                  9.28     Employee Benefit Plans.

                           (a) Target has previously furnished to Merger Sub
and Parent a list of all of employee benefit plans, funds or programs
(within the meaning of the Code or ERISA), whether or not they are or are intended to be (i) covered or qualified under the Code, ERISA or any other applicable law, (ii) written or oral, (iii) formal or informal, (iv) funded or unfunded, or (v) generally available to all employees of Target, which were or are established or maintained by Target (individually, a "Plan", and collectively, the "Plans"). For purposes of this Section 9.28, the term "Target" shall include any corporation which is a member of a controlled group of corporations (as defined in section 414(b) of the Code) which includes Target; any trade or business (whether or not incorporated) which is under common control (as defined in section 414(c) of the Code) with Target; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in section 414(m) of the Code) which includes Target; and any other entity required to be aggregated with Target pursuant to regulations under section 414(o) of the Code.

                           (b)  Target has previously furnished to Merger Sub
and Parent a list of all multiemployer plans (within the meaning of section 3(37) of ERISA) to which Target is, or during the five-year period ending on the Closing Date has been, required to contribute. Target has not, with respect to any such plan, suffered or caused a complete withdrawal or partial withdrawal (as such terms are respectively defined in sections 4203 and 4205 of ERISA), and will not become liable therefor as a result of the transactions contemplated by this Agreement.

                           (c) Target has previously furnished to Merger
Sub and Parent (i) true and complete copies of all Plan documents and other instruments relating thereto, (ii) accurate and complete detailed summaries of all oral Plans, (iii) true and complete copies of the most recent financial statements with respect to the Plans, (iv) true and complete copies of all annual reports prepared within the past 5 years, and (v) true and complete copies of all filings submitted to and any correspondence received from any government agency within the past 5 years.

                           (d) Each Plan which is intended to be qualified
under section 401(a) and exempt from tax under section 501(a) of the Code has been determined by the IRS to be so qualified and such determination remains in effect and has not been revoked. Nothing has occurred since the date of any such determination which may adversely affect such qualification or exemption, or result in the imposition of excise taxes or tax on unrelated business income under the Code or ERISA. No Plan is funded through a trust intended to be exempt from tax under section 501(c) of the Code.

                           (e) No reportable event (as defined in section 4043
of ERISA or the regulations thereunder) for which the reporting requirements have not been fully waived, or accumulated funding deficiency whether or not waived (as defined in section 302 of ERISA), or liability to the Pension Benefit Guaranty Corporation ("PBGC") under sections 4062, 4063, 4064 or 4069 of ERISA, nor any prohibited transaction (as defined in section 406 of ERISA or section 4975 of the Code), has occurred or exists with respect to any Plan. The Plans and provisions thereof, the trusts created thereby, and the operation of the Plans are in compliance with and conform to applicable provisions of the Code (including but not limited to section 412), ERISA, other statutes, and governmental rules and regulations.

                           (f)  There is no matter, action, audit, suit or
claim pending or threatened relating to any Plan, fiduciary of any Plan or assets of any Plan, before any court, tribunal, or government agency.

                           (g)  Target has made, or will make, all
contributions to the Plans for all periods up to the Closing Date as required by the terms of the Plans, the Code and ERISA. Each most recent Plan audit report, actuarial report and annual report, certified by the Plan's actuaries and auditors, as the case may be, fairly presents the actuarial status and the financial condition of the Plan as at the date thereof and the results of operations of the Plan for the plan year reflected therein and, subject to changes in amounts attributable to investment performance and normal employee turnover, there has been no material adverse change in the condition of the Plan since the date of the most recent Form 5500, audited annual financial statement or actuarial valuation report.

                           (h)  With respect to any Plan that is an employee
welfare benefit plan within the meaning of section 3(1) of ERISA (a
"Welfare Plan"), (i) each such Welfare Plan the contributions to which are claimed as a deduction under any provision of the Code is in compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund within the meaning of section 419 of the Code that comprises part of a Welfare Plan, there is no disqualified benefit within the meaning of section 4976(b) of the Code that would subject Target to a tax under section 4976(a) of the Code, and (iii) any such Plan that is a group health plan within the meaning of section 162(i)(3) of the Code meets all of the requirements of section 162(k) of the Code. Target has previously furnished to Merger Sub and Parent a list of all Welfare Plan benefits being provided or that will be provided to all former employees (or other participants and beneficiaries) and the accruing liabilities of same, computed in accordance with the Preliminary Views of the Financial Accounting Standards Board on major issues related to Employers' Accounting for Pensions and Other Post Employment Benefits (November 1982).

                           (i) The consummation of the transaction contemplated
herein will not accelerate any liability under the Plans because of an acceleration of any rights or benefits to which any participant or beneficiary (as such terms are defined in section 3 of ERISA) may be entitled thereunder.

                           (j)  No Plan is in the process of being (i)
terminated by Target or the PBGC, (ii) amended in any manner that would directly or indirectly increase the benefit accrued or which may be accrued by any participant thereunder, or (iii) amended in any manner that would materially increase the cost of maintaining such Plan. It is not expected that any proceeding to terminate a Plan will be instituted by the PBGC prior to the Closing Date.

                      9.29 Executive Employees.

                           (a) Target has previously furnished to Merger Sub
and Parent a correct and complete list of the names, titles and current annual salary rates of and bonuses paid or payable to all present non-union officers and employees of Target whose 1996 annual salary (including bonuses paid or payable in 1996 or thereafter) is expected to exceed $50,000 ("Executive Employees").

                           (b) Target has no employment agreement with, or
maintains any Plan with respect to, any Executive Employees.

                      9.30 Employees. Target has previously furnished to Merger Sub and Parent a correct and complete list of all labor and collective bargaining agreements (whether written or oral) to which Target is a party or by which is bound, and all employment, profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consultant, retirement, severance, welfare or incentive agreements, plans or contracts (other than those identified in Sections 9.17 or 9.28) to which Target is a party or by which Target is bound. Target has delivered copies of all such agreements, contracts and plans to Merger Sub and Parent. Target is not in default with regard to any of such agreements, plans or contracts. Target is in compliance in all material respects with all applicable laws relating to the employment of labor. There are no controversies (other than routine grievances) pending or threatened, between Target, and any of its employees or labor unions or other collective bargaining units representing any of its employees. No unfair labor practice complaints have been filed against Target with the National Labor Relations Board, and Target has not received any notice or communication reflecting an intention or a threat to file any such complaint.

                     9.31  Environmental Laws.

                           (a) Target has obtained all permits, licenses and
other authorizations which are required with respect to the operation of its business under federal, state, local and foreign laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases or pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial toxic or hazardous substances or wastes (the "Environmental Laws"), except any permits, licenses and other authorizations the absence of which would not, individually or in the aggregate, materially adversely affect Target.

                           (b) Target is in full compliance with all other
limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                           (c) There is no civil, criminal or administrative
action, suit, demand, claim, hearing notice or demand letter pending or threatened against Target relating in any way to the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                           (d) No events, conditions, activities, practices,
incidents, actions or plans of action taken or to be taken by Target are reasonably likely to (i) interfere with or prevent compliance or continued compliance with the Environmental Laws or with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, in any manner which could have a material adverse effect on Target, (ii) give rise to any common law or legal liability, including, without limitation, liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorizations Act of 1986, or similar state or local laws, or (iii) form the basis of any claim, action, demand, suit, proceeding, hearing or notice of violation based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxin or hazardous substance or waste.

                    9.32 Bank Accounts, Letters of Credit and Powers of Attorney. Target has previously furnished to Merger Sub and Parent a true and correct list of (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of Target, (b) all outstanding letters of credit issued by financial institutions for the account of Target (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each person who has a power of attorney to act on behalf of Target. Target has heretofore delivered to Merger Sub and Parent true, correct and complete copies of each such letter of credit and each such power of attorney.

                    9.33 Accounts and Notes Receivable. Target has heretofore furnished Merger Sub and Parent with a true and correct list, as of recent dates, setting forth, by customer or obligor, as the case may be, an aging of the accounts and notes receivable of Target in categories of less than 30 days due, 30 to 59 days due, 60 to 89 days due and 90 days or greater due.

                    9.34 Minute Books. The minute books of Target as previously made available to Merger Sub and Parent for inspection, contain complete and accurate records of all meetings and accurately reflect all other corporate action of the shareholders and boards of directors of Target. The stock certificate books and stock transfer ledgers of Target as previously made available to Merger Sub for inspection, are true and complete. All stock transfer taxes levied or payable with respect to all transfers of shares of Target prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

                    9.35 Full Disclosure. No representation or warranty by Target in this Agreement, any Schedule hereto or in any list, certificate, document or written statement delivered by Target to Merger Sub and Parent pursuant hereto, contains any untrue statement of a material fact or omits to state any material fact necessary to make any statement herein or therein, in the light of the circumstances under which it was made, not misleading. Except as described in the Schedules hereto or in any list, certificate, document or written statement delivered or to be delivered, all documents and agreements are valid and effective in accordance with their respective terms, and there is not under any of such documents or agreements, or any obligation, covenant or condition contained therein, any existing default by Target or any other party, or event which with notice, lapse of time, or both, would constitute a default which would have a material adverse effect on the business of Target. There is no fact known to Target, which Target has not disclosed or will not disclose to Merger Sub and Parent which adversely affects or, so far as Target, can now reasonably foresee, which may adversely affect, the continued operation of Target.

             10. Representations and Warranties of Merger Sub and Parent. Merger Sub and Parent represent and warrant to Target as follows:

                   10.1 Organization. Each of Merger Sub and Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby to be performed by it.

                   10.2 Authorization. The execution and delivery by each of Merger Sub and Parent of this Agreement, and the performance by it of its obligations hereunder, have been duly authorized by all necessary corporate actions of each of Merger Sub and Parent.

                   10.3 Freedom to Contract. The execution and delivery of this Agreement by each of Merger Sub and Parent do not, and the performance by it of its obligation hereunder will not, (i) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of Merger Sub or Parent or any amendments thereto or restatements thereof, (ii) violate any of the terms, conditions or provisions of any law, rule, regulation, order, writ, injunction, judgment or decree of any court, governmental authority, or regulatory agency, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, indenture, debenture, security agreement, trust agreement, lien, mortgage, lease agreement, license, franchise, permit, guaranty, joint venture agreement, or other agreement, instrument or obligation, oral or written, to which each of Merger Sub or Parent is a party (whether as an original party or as an assignee or successor) or by which their or any of their respective properties is bound. Except for the requirements under the HSR Act and ECRA, no governmental authorization, approval, order, license, permit, franchise or consent, and no registration, declaration or filing with any court, governmental department, commission, authority, board, bureau, agency or other instrumentality, is required in connection with each of Merger Sub's or Parent's execution, delivery and performance of this Agreement and the consummation of the transactions required hereby.

                   10.4    Litigation.

                           (a) Neither Merger Sub or Parent is a party to any
suit, action, arbitration or legal, administrative, governmental or other proceeding or investigation pending or, to the best knowledge of Merger Sub or Parent threatened, which might adversely affect or restrict the ability of Merger Sub or Parent to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

                           (b) There is no judgment, order, injunction or
decree of any court, governmental authority or regulatory agency to which Merger Sub is subject which might adversely affect or restrict the ability of Merger Sub or Parent to consummate the transactions contemplated by this Agreement or to perform their respective obligations hereunder.

                   10.5 Investment. The acquisition of the outstanding shares of Target Common Stock by Merger Sub is being made for investment by Merger Sub and not with a view towards resale in connection with any distribution thereof.

                   10.6 Shares of Childrobics. The shares Parent Common Stock being issued to the shareholders of Target will be, when issued, duly and validly authorized and issued, fully paid, nonassessable and free of preemptive rights, with no liability attaching to the ownership thereof.

                   10.7 Full Disclosure. No representation or warranty by Merger Sub or Parent in this Agreement, any Schedule hereto or in any list, certificate, document or written statement delivered by Merger Sub and Parent pursuant hereto, contains any untrue statement of a material fact or omits to state any material fact necessary to make any statement herein or therein, in the light of the circumstances under which it was made, not misleading.

            11. Covenants. Target hereby covenants and agrees with Merger Sub and Parent as follows:

                   11.1 Access. From and after the date hereof until the Closing, Target shall afford and, with respect to clause (ii) below, shall cause the independent certified public accountants for Target to afford, (i) to the officers, independent certified public accountants, counsel and other representatives of Merger Sub and Parent free and full access at all reasonable times to the properties, books and records (including tax returns filed and those in preparation) of Target and the right to consult with the officers, employees, accountants, counsel and other representatives of Target in order that Merger Sub and Parent may have full opportunity to make such investigations as it shall reasonably desire to make of the affairs of Target, including without limitation, the taking by independent certified public accountants of Merger Sub or Parent of a physical inventory of Target, (ii) to the independent certified public accountants of Merger Sub and Parent free and full access at all reasonable times to the work papers and other records of the accountants relating to Target, and (iii) to Merger Sub and Parent and their respective representatives such additional financial and operating data and other information as to the business and properties of Target as Merger Sub and Parent shall from time to time reasonably requires; provided, however, that any such investigation shall not affect or otherwise diminish or obviate in any way any of the representations and warranties of Sellers hereunder.

                   11.2 Personal Guarantees. Following the Closing, Merger Sub shall indemnify Target Shareholder with respect to any debt of Target for which he has personally guaranteed. Within 60 days after the Notes have been paid, Merger Sub shall use their best efforts to (i) remove Target Shareholder as a personal guarantor on any debt of Target, or (ii) refinance such debt without Target Shareholder as a personal guarantor of such debt.

             12. Covenants. Merger Sub and Parent hereby covenant and agree with Target as follows:

                   12.1 Access. From and after the date hereof until the Closing, Merger Sub and Parent shall afford and, with respect to clause
(ii) below, shall cause the independent certified public accountants for Merger Sub and Parent to afford, (i) to the officers, independent certified public accountants, counsel and other representatives of Target free and full access at all reasonable times to the properties, books and records (including tax returns filed and those in preparation) of Merger Sub and Parent and the right to consult with the officers, employees, accountants, counsel and other representatives of Merger Sub and Parent in order that Target may have full opportunity to make such investigations as it shall reasonably desire to make of the affairs of Merger Sub and Parent, including without limitation, the taking by independent certified public accountants of Target of a physical inventory of Merger Sub and Parent, (ii) to the independent certified public accountants of Target free and full access at all reasonable times to the work papers and other records of the accountants relating to Merger Sub and Parent and, (iii) to Target and its respective representatives such additional financial and operating data and other information as to the business and properties of Merger Sub and Parent as Target shall from time to time reasonably requires; provided, however, that any such investigation shall not affect or otherwise diminish or obviate in any way any of the representations and warranties of Sellers hereunder.

             13. Documents to be delivered by Target at the Closing. At the Closing Target shall deliver the following documents.

                  13.1 Officers' Certificates. Certificates dated the Closing Date and signed by an executive officer of Target, certifying that the representations and warranties of Target contained in this Agreement and in any list, certificate, document or written statement furnished by him to

Target in connection with the negotiation, execution or performance of this Agreement shall be true at and as of the Closing Date.

                  13.2 Secretary's Certificates. Certificates dated the Closing Date and signed by the Secretary or an Assistant Secretary of Target, setting forth (i) the names, signatures and positions of the officers of Target who have executed this Agreement or any other document executed by Target and delivered to Merger Sub and Parent as a Closing document hereunder, and (ii) a copy of the resolutions adopted by the board of directors of Target authorizing the execution, delivery and performance of this Agreement.

                  13.3     Notifications and Consents.

                           (a) Copies of all written notices required to be
given by Target to, and all consents required to obtained from, any third party in connection with the consummation of the transactions contemplated hereby.

             14. Documents to be delivered by Merger Sub and/or Parent. At the Closing, Merger Sub or Parent, as the case may be, shall deliver the following documents:

                  14.1 Officers' Certificates. Certificates dated the Closing Date and signed by an executive officer of each of Merger Sub and Parent, certifying that the representations and warranties of Merger Sub and Parent contained in this Agreement and in any list, certificate, document or written statement furnished by them to Target in connection with the negotiation, execution or performance of this Agreement shall be true at and as of the Closing Date.

                  14.2 Secretary's Certificates. Certificates dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of Merger Sub and Parent, setting forth (i) the names, signatures and positions of the officers of Merger Sub and Parent who have executed this Agreement or any other document executed by each of Merger Sub and Parent and delivered to

Target as a Closing document hereunder, and (ii) a copy of the resolutions adopted by the board of directors of Merger Sub authorizing the execution, delivery and performance of this Agreement.

                  14.3 Promissory Note. Parent shall execute and deliver the promissory note attached as Exhibit B hereto.

             15.  Cooperation.

                  15.1 Further Assurances. From and after the Closing, Target, on the one hand, and Merger Sub and Parent, on the other hand, agree to execute and deliver such further documents and instruments and to do such other acts and things as Merger Sub, Parent or Target, as the case may be, may reasonably request in order to effectuate the transactions contemplated by this Agreement. In the event any party shall be involved in litigation, threatened litigation or government inquiries with respect to a matter involving Target the other parties shall also make available to such first party, at reasonable times and subject to the reasonable requirements of its own business, such of its personnel as may have information relevant to the matters provided such first party shall reimburse the providing party for its reasonable costs for employee time incurred in connection therewith if more than one business day is required. Following the Closing, the parties will cooperate with each other in connection with tax audits and in the defense of any legal proceedings, consistent with the other provisions for defense of claims provided in Section 16, to the extent such cooperation does not cause unreasonable expense, unless such expense is borne by the requesting party.

             16.  Indemnification.

                  16.1 Indemnification by Target Shareholder. Target Shareholder agrees to indemnify and hold harmless Merger Sub and Parent, and their respective officers, directors, controlling persons, employees, attorneys, agents, and shareholders (the "Purchaser Indemnitees") against and in respect of:

                           (i) Any and all damages, losses, liabilities, taxes,
and deficiencies, penalties and interest thereon and cost expenses
(including reasonable legal fees and expenses of attorneys chosen by the Purchaser Indemnitees) as and when incurred arising out of or based upon any breach of representations and warranties contained or any covenant or agreement of Target and Target Shareholder contained in this Agreement, all of which are incorporated herein by reference; and

                           (ii) Any and all damages, losses, liabilities,
taxes, and deficiencies, penalties and interest thereon and cost expenses (including reasonable legal fees and expenses of attorneys chosen by the Purchaser Indemnitees) as and when incurred resulting from claims, suits, actions, and proceedings (formal and informal) of persons not a party to this Agreement (and related investigations) related to, arising out of, or based upon the conduct of the business of Target and Target Shareholder prior to the Effective Time.

                  16.2 Indemnification by Target. Target indemnifies Merger Sub and Parent and hold them harmless at all times from and after the Closing Date against and in respect of:

                           (i) Any and all damages, losses, liabilities, taxes
and deficiencies, penalties and interest thereon and costs and expenses resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of Target under this Agreement;

                           (ii) Any claims or litigation relating to Target now
pending or threatened or which may hereafter be brought against Merger Sub or Parent based upon events occurring prior to the Closing Date and not attributable to the acts of Merger Sub or Parent; and

                           (iii) Any and all actions, suits, proceedings,
claims, demands, assessments, judgments, costs, losses, liabilities and reasonable legal and other expenses incident to any of the foregoing.

                  16.3     Indemnification by Merger Sub and Parent.

                  Merger Sub and Parent, jointly and severally indemnify Target and Target Shareholder and holds Target and Target Shareholder harmless at all times from and after the Closing Date against and in respect of:

                           (i) Any and all damages, losses, liabilities, taxes
and deficiencies, penalties and interest thereon and costs and expenses resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of Merger Sub;

                           (ii) Any claims or litigation relating to Target
which may hereafter be brought against Target based upon events occurring subsequent to the Closing Date and not attributable to the acts of Sellers; and

                           (iii) Any and all actions, suits, proceedings,
claims, demands, assessments, judgments, costs, losses, liabilities and reasonable legal and other expenses incident to any of the foregoing.

                  16.4 Period of Indemnity. The aforesaid indemnities of Target Shareholder, Merger Sub, Parent and Target shall remain in full force and effect: (a) as they relate to a third party claim against any of Merger Sub or Target, for a period equal to the applicable statute of limitations for such claim; and (b) as they relate to breaches of representations, warranties or covenants made by Target, Merger Sub, or Parent for the period provided in Section 17 hereof; provided, however, if at the expiration of the appropriate period any claim or assessment for indemnification has been asserted but not fully determined, or any audit or other proceeding with respect to any tax matter has been initiated, such period will be extended as to such claim, assessment, audit or other proceeding until it is finally determined or concluded.

                  16.5 Notice to the Indemnitor. Within a reasonable period after the assertion of any claim by a third party or occurrence of any event which may give rise to a claim for indemnification from an indemnitor (the "Indemnitor") under this Section 16, an indemnified party (the "Indemnified Party") shall notify the Indemnitor in writing of such claim and, with respect to claims by third parties, advise the Indemnitor whether the Indemnified Party intends to contest same.

                  16.6 Rights of Parties to Settle or Defend. If the Indemnified Party determines not to contest such claim, the Indemnitor shall have the right, at its own expense, to contest and defend against such claim. If the Indemnified Party determines to contest such claim, the Indemnitor shall have the right to be represented, at its own expense by its own counsel and accountants, their participation to be subject to the reasonable direction of the Indemnified Party. In either case, the Indemnified Party shall make available to the Indemnitor and its attorneys and accountants, at all reasonable times during normal business hours, all books, records, and other documents in its possession relating to such claim. The party contesting any such claim shall be furnished all reasonable assistance in connection therewith by the other party. If the Indemnitor fails to undertake the defense of, or settle or pay any such third party claim within ten (10) days after the Indemnified Party has given written notice to the Indemnitor advising that the Indemnified Party does not intend to contest such claim, or if the Indemnitor, after having given such notification to the Indemnified Party, fails forthwith to defend, settle or pay such claim, then the Indemnified Party may take any and all necessary action to dispose of such claim including, without limitation, the settlement or full payment thereof upon such terms as it shall deem appropriate, in its sole discretion, subject to the following with respect to any proposed settlement thereof.

                  16.7 Settlement Proposals. In the event the Indemnified Party desires to settle any such third party claim (whether or not contested by the Indemnitor), the Indemnified Party shall advise the Indemnitor of the amount it proposes to pay in settlement thereof (the "Proposed Settlement"). If such Proposed Settlement is unsatisfactory to the Indemnitor, it shall have the right, at its expense, to contest such claim by giving written notice of such election to the Indemnified Party within ten (10) days after the Indemnitor has been advised of the Proposed Settlement. If the Indemnitor does not deliver such written notice within ten (10) days after the Indemnitor has been advised of the Proposed Settlement, the Indemnified Party may offer the Proposed Settlement to the third party making such claim. If the Proposed Settlement is not accepted by the party making such claim, any new Proposed Settlement figure which the Indemnified Party may wish to present to the party making such claim shall first be presented to the Indemnitor who shall have the right, subject to the conditions hereinabove set forth in this Section, to contest such claim. In all such events, the Indemnitor shall indemnify the Indemnified Party and hold it harmless against and from any and all costs of defense, payment or settlement, including reasonable attorneys' fees incurred in connection therewith.

                  16.8 Reimbursement. At the time that the Indemnified Party shall suffer a loss because of a breach of any warranty, representation or covenant by the Indemnitor or at the time the amount of any liability on the part of the Indemnitor under this Section is determined (which in the case of payments to third persons shall be the earlier of (i) the date of such payments or (ii) the date that a court of competent jurisdiction shall enter a final judgment, order or decree (after exhaustion of appeal rights establishing such liability), the Indemnitor shall forthwith, upon notice from the Indemnified Party, pay to the Indemnified Party, the amount of the indemnity claim. If such amount is not paid forthwith, then the Indemnified Party may, at its option, take legal action against the Indemnitor for reimbursement in the amount of its indemnity claim. For purposes hereof the indemnity claim shall include the amounts so paid (or determined to be owing) by the Indemnified Party together with costs and reasonable attorneys' fees and interest on the foregoing items at the rate of twelve (12%) percent per annum from the date the obligation is due from the Indemnified Party to the Indemnitor, as hereinabove provided, until the indemnity claim shall be paid.

           17. Survival of Representations and Warranties. All representations, warranties, covenants and agreements made by each party in this Agreement, in any Schedule hereto or in any list, certificate, document or written statement furnished or delivered by any such party pursuant hereto shall survive the Closing, and shall remain in full force notwithstanding any investigation conducted before or after the Closing or the decision of any party to complete the Closing for a period of three years following the Closing Date.

           18.   Additional Covenants.

                 18.1 Expenses. Each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

                 18.2 Press Releases. Neither Merger Sub nor Target shall issue any press release nor otherwise make public any information with respect to this Agreement nor the transactions contemplated thereby, prior to the Closing Date, without the consent of the other.

                 18.3 Allocation of Purchase Price. Merger Sub and Target acknowledge that the allocation of the purchase price between the shares of Target Common Stock and the covenants contained in Section 4 hereof was bargained for and negotiated. Merger Sub and Target agree to report the transaction for federal, state and local income tax purposes in a manner consistent with such allocation and in accordance with all applicable regulations, including, without limitation, Section 1060 of the Code. Target acknowledges that it will report the receipt of amounts paid pursuant to the covenants contained in Section 9 hereof as ordinary income for all federal, state and local income tax purposes.

           19.   Contents of Agreement; Parties In Interest; etc. This
Agreement and the agreements referred to herein set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended except by a written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

           20. Assignment and Binding Effect. This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided, however, Merger Sub may assign this Agreement to any of its subsidiaries or affiliates, without Target's consent, as long as, in such event, Merger Sub shall remain liable for its obligations hereunder. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

           21. Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

           22. Termination. This Agreement may be terminated by the board of directors of Merger Sub, Parent, and by Target mutually agreeing to terminate this Agreement. Any termination pursuant to this Section 22 shall be without liability on the part of any party to the other party hereto, except if such termination has resulted by reason of a breach by such party of any of its material obligations hereunder. Nothing in this Agreement shall be deemed to require any party to terminate this Agreement in the event that a condition precedent to its obligations hereunder is not met, rather than to waive such conditions precedent and proceed to Closing.

                23. Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by telegram or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:

         If to Merger Sub or Parent:

         200 Smith Street
         Farmingdale, New York  11735
         Attention:  President

         with a copy to:

         Squadron, Ellenoff, Plesent & Sheinfeld, LLP
         551 Fifth Avenue
         New York, New York  10176
         Attention: Josef B. Volman, Esq.

         If to Target or Shareholders of Target:

         Just Kiddie Rides, Inc.
         18 Dubon Court
         Farmingdale, New York  11735
         Attention: President

         with a copy to:

         Joan Agostino, Esq.
         Simonetti & Agostino
         250 Old Country Road
         Garden City, New York  11530
or to such other address or person as any party may have specified in a notice duly given to the other party as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telegraphed or mailed.

             24. Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York as applied to contracts made and fully performed in such state.

             25. No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and assigns and they shall not be construed as conferring, and are not intended to confer, any rights on any other persons.

             26. Section Headings. All section headings are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof.

             27. Schedules and Exhibits. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

             28. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and Target, Merger Sub, and Parent may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Agreement on the date first above written.

                                  JUST KIDDIE ACQUISITION CORP.



                                  By:     /s/ Gerard A. Reda
                                          -------------------------
                                          Name: Gerard A. Reda
                                          Title:   President


                                  CHILDROBICS, INC.



                                  By:     /s/ Gerard A. Reda
                                          -------------------------
                                          Name: Gerard A. Reda
                                          Title:   President


                                 JUST KIDDIE RIDES, INC.



                                  By:     /s/ Gerard A. Reda
                                          -------------------------
                                          Name: Gerard A. Reda
                                          Title:   President


                                 TARGET SHAREHOLDER



                                          /s/ Gerard A. Reda
                                          -------------------------
                                          Gerard A. Reda

                                                                     EXHIBIT A


                              CERTIFICATE OF MERGER
                                       OF
                             JUST KIDDIE RIDES, INC.
                                      INTO
                          JUST KIDDIE ACQUISITION CORP.
                UNDER SECTION 904 OF THE BUSINESS CORPORATION LAW

         We, the undersigned, Gerard A. Reda and Marie Cerulli, being respectively the President and Secretary of Just Kiddie Rides, Inc. and Gerard A. Reda and Douglas B. Fox, being respectively the President and Secretary of Just Kiddie Acquisition Corp. hereby certify:

         1. (a) The name of each constituent corporation  is as follows:

                Just Kiddie Rides, Inc.
                Just Kiddie Acquisition Corp.

            (b) The surviving corporation is Just Kiddie Acquisition Corp. and following the merger it shall be known under the name "Just Kiddie Rides, Inc."

         2. As to each constituent corporation, the designation and number of outstanding shares of each class and series and the voting rights thereof are as follows:

                                Designation and
                                Number of Shares              Class or Series
Name of                         in Each Class or                  of Shares
Corporation                    Series Outstanding             Entitled to Vote
------------                   ------------------             ----------------
Just Kiddie                      200 shares of                  common stock
  Rides, Inc.                    common stock,
                               without par value

Just Kiddie                       1 share of                    common stock
 Acquisition                     common stock,
 Corp.                            without par
                                    value

         3. The Certificate of Incorporation of Just Kiddie Acquisition Corp. shall be the certificate of incorporation of the surviving corporation except that Article I of the Certificate of Incorporation of Just Kiddie Acquisition Corp. shall be changed to reflect a name change and shall be in the entirety as follows:

               First: The name of the corporation shall be Just Kiddie Rides, Inc. (hereinafter the "Corporation").

         4. The merger was adopted by each constituent New York domestic corporation in the following manner:

               As to Just Kiddie Rides, Inc. by the unanimous written consent of the shareholders of Just Kiddie Rides, Inc.

               As to Just Kiddie Acquisition Corp. by unanimous written consent of the sole shareholder of Just Kiddie Acquisition Corp.

         5. The surviving corporation is Just Kiddie Acquisition Corp., a corporation of the State of New York, incorporated on the 27th day of September, 1996, and shall be known under the name "Just Kiddie Rides, Inc."

         6. The Certificate of Incorporation of Just Kiddie Rides, Inc. was filed with the Department of State of the State of New York on the 24th day of February, 1989.

         IN WITNESS WHEREOF, we have signed this Certificate on the ___ day of September, 1996, and we affirm the statement contained therein as true under penalties of perjury.


                                    Just Kiddie Rides, Inc.

                                    By: _____________________________
                                        Name: Gerard A. Reda
                                        Title: President

                                        ----------------------------
                                        Name: Marie Cerulli
                                        Title: Secretary


                                    Just Kiddie Acquisition Corp.

                                    By: _____________________________
                                        Name: Gerard A. Reda
                                        Title: President

                                        -----------------------------
                                        Name: Douglas B. Fox
                                        Title:  Secretary

                                                                     EXHIBIT B
                                 PROMISSORY NOTE

$637,500.00                                                  September 30, 1996

                  FOR VALUE RECEIVED, the undersigned, CHILDROBICS, INC., a New York corporation, having its principal place of business at 200 Smith Street, Farmingdale, New York 11735 (the "Borrower"), the Borrower hereby promise to pay to the order of Gerard A. Reda (the "Lender"), in lawful money of the United States, the sum of SIX HUNDRED THIRTY SEVEN THOUSAND FIVE HUNDRED AND 00/100 DOLLARS ($637,500.00) (the "Loan"), with interest thereon at the rate of twelve (12%) percent per annum, computed on the basis of the actual number of days elapsed in a year of 360 days (the "Interest Rate"), as follows:

                           (a) twenty-four (24) equal consecutive monthly installments of interest only, commencing November 1, 1996, and payable on the 1st day of each succeeding month thereafter to and including October 1, 1998; and

                           (b) then thirty-six (36) equal consecutive monthly installments of principal and interest, commencing November 1, 1998 and payable on the first day of each month thereafter to and including October 1, 2001.

                  All payments are to be made to the order of the Lender to the address provided to the Borrower.

                  This Note may be prepaid in whole or in part at any time with interest to the date of prepayment upon not less than ten (10) days' prior written notice to the Lender, provided however, that: (i) any partial prepayment shall be applied in inverse order of maturity to the installments payable under this Note; (ii) the Borrower shall pay any and all outstanding late charges; and
(iii) the Borrower shall pay a prepayment charge (the "Prepayment Charge") equal to a percentage of the principal amount being prepaid, as follows:

                                                       Prepayment Charge
                                                        as Percentage of
If Prepaid:                                             Principal Prepaid

Prior to the third anniversary
of the date of this Note                                      3%

On or after the third anniversary
but prior to the fourth anniversary
of the date of this Note                                      2%

On or after the fourth anniversary
but prior to the fifth anniversary
of the date of this Note                                      1%

                  In the event that 1,500,000 shares of common stock of the Borrower have been duly registered for sale to the public with the Securities and Exchange Commission and all other applicable agencies of the federal government of the United States and the State of New York or any other state having jurisdiction thereof and the proceeds of a secondary public offering of such shares are utilized by the Borrower for the prepayment of the Loan in full, the Prepayment Charge otherwise payable hereunder shall be waived.

                  In the event the Borrower shall default in the payment of any installment required to be paid hereunder, and such default shall continue for a period of ten (10) days (the "Grace Period"), then at the option of the Lender or the holder hereof, the entire principal balance of this Note, together with accrued interest, shall become immediately due and payable.

                  If any installment due hereunder is not within the Grace Period, the Borrower shall pay the Lender a late charge, to reimburse the Lender for administrative costs and expenses and not as a penalty, in the amount of $300.00. The Borrower further agrees that in the event any check given by the Borrower to the Lender is dishonored, the Borrower shall pay to the Lender, in addition to the aforesaid late charge, an administrative fee of $25.00.

                  If any installment due hereunder is not paid within the Grace Period, such unpaid amounts shall bear interest from the date following the applicable due date of such installment at the Interest Rate plus seven (7%) percent per annum, or the maximum rate permitted by applicable laws and governmental regulations, whichever is less (the "Default Rate"), until paid to the Lender.

                  In the event of a default hereunder as a result of non-payment or otherwise, and the Lender elects to accelerate the principal indebtedness due under this Note, the entire outstanding principal balance due hereunder shall bear interest from the date of acceleration until paid in full at the Default Rate.

                  All payments made hereunder shall be applied first to satisfy any late charges, expenses or penalties, then to interest accrued through the date of such payment, and then in satisfaction of outstanding principal.

                  The Borrower hereby waives presentment, demand for payment, notice of dishonor and any and all other notices and demands, notice of dishonor and any and all other notices and demands, and all rights of set-off, deduction or counterclaim, and consents to any and all extensions of time, renewals and any waivers or modifications that may be granted or consented to by the Lender with regard to any other provisions of this Note, and agrees that no such action or failure to act on the part of the Lender shall in any affect or impair the obligations of the Borrower arising hereunder or be construed as a waiver of this Note or the Lender's right to avail itself of any remedy hereunder, with the same force and effect as if the Borrower expressly consented to such action or inaction.

                  This Note has been executed and delivered and shall be construed and enforced in accordance with the laws of the State of New York, including, but not limited to, matters of construction, validity and performance.

                  In the event the Lender or the holder of this Note shall retain an attorney for the enforcement or the collection of this Note, the Borrower agrees to pay all costs and expenses of such collection, including reasonable attorney's fees, and any judgment recovered may include such additional amounts.

                  IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by its duly authorized officer and to be dated as of the day and year first above written.



ATTEST:                             CHILDROBICS, INC.



___________________________         By:__________________________
                                       Name: Gerard A. Reda
                                       Title: President

                                 PROMISSORY NOTE

$112,500.00                                                 September 30, 1996


                  FOR VALUE RECEIVED, the undersigned, CHILDROBICS, INC., a New York corporation, having its principal place of business at 200 Smith Street, Farmingdale, New York 11735 (the "Borrower"), the Borrower hereby promise to pay to the order of Roger Pratt (the "Lender"), in lawful money of the United States, the sum of ONE HUNDRED TWELVE THOUSAND FIVE HUNDRED AND 00/100 DOLLARS ($112,500.00) (the "Loan"), with interest thereon at the rate of twelve (12%) percent per annum, computed on the basis of the actual number of days elapsed in a year of 360 days (the "Interest Rate"), as follows:

                           (a) twenty-four (24) equal consecutive monthly installments of interest only, commencing November 1, 1996, and payable on the 1st day of each succeeding month thereafter to and including October 1, 1998; and

                           (b) then thirty-six (36) equal consecutive monthly installments of principal and interest, commencing November 1, 1998 and payable on the first day of each month thereafter to and including October 1, 2001.

                  All payments are to be made to the order of the Lender to the address provided to the Borrower.

                  This Note may be prepaid in whole or in part at any time with interest to the date of prepayment upon not less than ten (10) days' prior written notice to the Lender, provided however, that: (i) any partial prepayment shall be applied in inverse order of maturity to the installments payable under this Note; (ii) the Borrower shall pay any and all outstanding late charges; and
(iii) the Borrower shall pay a prepayment charge (the "Prepayment Charge") equal to a percentage of the principal amount being prepaid, as follows:

                                                      Prepayment Charge
                                                       as Percentage of
If Prepaid:                                           Principal Prepaid

Prior to the third anniversary
of the date of this Note                                      3%

On or after the third anniversary
but prior to the fourth anniversary
of the date of this Note                                      2%

On or after the fourth anniversary
but prior to the fifth anniversary
of the date of this Note                                      1%

                  In the event that 1,500,000 shares of common stock of the Borrower have been duly registered for sale to the public with the Securities and Exchange Commission and all other applicable agencies of the federal government of the United States and the State of New York or any other state having jurisdiction thereof and the proceeds of a secondary public offering of such shares are utilized by the Borrower for the prepayment of the Loan in full, the Prepayment Charge otherwise payable hereunder shall be waived.

                  In the event the Borrower shall default in the payment of any installment required to be paid hereunder, and such default shall continue for a period of ten (10) days (the "Grace Period"), then at the option of the Lender or the holder hereof, the entire principal balance of this Note, together with accrued interest, shall become immediately due and payable.

                  If any installment due hereunder is not within the Grace Period, the Borrower shall pay the Lender a late charge, to reimburse the Lender for administrative costs and expenses and not as a penalty, in the amount of $300.00. The Borrower further agrees that in the event any check given by the Borrower to the Lender is dishonored, the Borrower shall pay to the Lender, in addition to the aforesaid late charge, an administrative fee of $25.00.

                  If any installment due hereunder is not paid within the Grace Period, such unpaid amounts shall bear interest from the date following the applicable due date of such installment at the Interest Rate plus seven (7%) percent per annum, or the maximum rate permitted by applicable laws and governmental regulations, whichever is less (the "Default Rate"), until paid to the Lender.

                  In the event of a default hereunder as a result of non-payment or otherwise, and the Lender elects to accelerate the principal indebtedness due under this Note, the entire outstanding principal balance due hereunder shall bear interest from the date of acceleration until paid in full at the Default Rate.

                  All payments made hereunder shall be applied first to satisfy any late charges, expenses or penalties, then to interest accrued through the date of such payment, and then in satisfaction of outstanding principal.

                  The Borrower hereby waives presentment, demand for payment, notice of dishonor and any and all other notices and demands, notice of dishonor and any and all other notices and demands, and all rights of set-off, deduction or counterclaim, and consents to any and all extensions of time, renewals and any waivers or modifications that may be granted or consented to by the Lender with regard to any other provisions of this Note, and agrees that no such action or failure to act on the part of the Lender shall in any affect or impair the obligations of the Borrower arising hereunder or be construed as a waiver of this Note or the Lender's right to avail itself of any remedy hereunder, with the same force and effect as if the Borrower expressly consented to such action or inaction.

                  This Note has been executed and delivered and shall be construed and enforced in accordance with the laws of the State of New York, including, but not limited to, matters of construction, validity and performance.

                  In the event the Lender or the holder of this Note shall retain an attorney for the enforcement or the collection of this Note, the Borrower agrees to pay all costs and expenses of such collection, including reasonable attorney's fees, and any judgment recovered may include such additional amounts.

                  IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by its duly authorized officer and to be dated as of the day and year first above written.



ATTEST:                             CHILDROBICS, INC.



___________________________         By: __________________________
                                        Name: Gerard A. Reda
                                        Title: President

                                  SCHEDULE 9.4
                            SHARE OWNERSHIP OF TARGET

Name of shareholder                        Number of Shares
-------------------                        ----------------
Gerard A. Reda                                    170
Roger Prat                                         30

                                  SCHEDULE 9.6
                                    CONSENTS

NONE

                                  SCHEDULE 9.11
                                      LIENS

NONE

                                  SCHEDULE 9.18
                                    DEFAULTS
NONE

                                  SCHEDULE 9.23
                                   LITIGATION
NONE

                                  SCHEDULE 9.24
                               COMPLIANCE WITH LAW
NONE

                                  SCHEDULE 9.27
                                      TAXES
NONE